Exhibit 99

UTC REPORTS SECOND QUARTER EPS OF $1.05,

EXPECTS 2009 EPS OF $4.00 - $4.20 ON $53 BILLION OF REVENUE

HARTFORD, Conn., July 21, 2009 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2009 earnings per share of $1.05 and net income attributable to common shareowners of $976 million, down 20 percent and 23 percent, respectively, over the year ago quarter. Results for the current quarter include $0.22 per share in restructuring costs and $0.06 per share from a one time gain. Earnings per share in the year ago quarter included $0.06 in restructuring costs. Before these items, earnings per share declined 12 percent year over year. Adverse foreign currency translation and currency hedges at Pratt & Whitney Canada totaled $0.11 per share in the second quarter of 2009.

Revenues for the quarter at $13.2 billion were 17 percent below prior year reflecting organic decline (11 points), adverse foreign currency translation (5 points), and net divestitures (1 point). Segment operating margin at 13.0 percent was 90 basis points below prior year. Adjusted for restructuring costs and the one time gain, segment operating margin was 50 basis points higher than prior year. Cash flow from operations was $1.5 billion, including $401 million of domestic pension contributions. Capital expenditures were $173 million in the quarter.

“UTC’s operating performance reflects solid execution in the face of difficult market conditions,” said Louis Chênevert, UTC President and Chief Executive Officer. “Benefits from cost reduction actions, including restructuring, accelerated in the quarter and substantially offset the impact of a $2.7 billion revenue decline. All business units achieved double digit operating margins, with four of six – Otis, UTC Fire & Security, Sikorsky and Pratt & Whitney – increasing margins by 100 basis points or more, excluding restructuring costs and the one time gain.” Chênevert continued, “Cash flow from operations less capital expenditures substantially exceeded net income attributable to common shareowners for the quarter. A relentless focus on working capital across the businesses drove this performance.”

New equipment orders at Otis declined 42 percent over the year ago quarter, including 4 points from the stronger dollar. On the same basis, Carrier’s commercial HVAC new equipment orders were down 26 percent, including 6 points from the stronger dollar. Commercial spares orders were down 25 percent at Pratt & Whitney’s large engine business and down 14 percent at Hamilton Sundstrand.

“The year over year rate of decline in orders across the business appears to have stabilized, although orders remain lower than previously anticipated,” Chênevert stated. “We now expect full year revenues to be $53 billion, $2 billion lower than our earlier expectations. In spite of lower revenues, we reaffirm the bottom end of our earlier 2009 EPS guidance of $4.00 based on higher savings from cost actions and the favorable impact of a weaker U.S. dollar. We are tightening the EPS range with the top end at $4.20, compared with $4.50 previously, for an expected EPS range of $4.00 to $4.20, excluding the impact of acquisition related costs resulting from the application of SFAS 141(R). This range continues to include $750 million of restructuring spend and now assumes one time gains of $200 million, at the low end of our prior range of $200 to $350 million.

“We expect UTC’s cash flow from operations less capital expenditures to meet or exceed net income attributable to common shareowners for the year,” Chênevert added. “Our aggressive cost actions are positioning UTC to outperform even in this environment and resume earnings growth in 2010.”

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include extended weakness in global economic conditions; extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of further deterioration and extended weakness in global economic conditions on the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines;

the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions, except per share amounts)	2009	2008	2009	2008
Revenues	$13,196	$15,944	$25,445	$29,902

Costs and Expenses
Cost of goods and services sold	9,601	11,636	18,708	21,874
Research and development	384	434	793	845
Selling, general and administrative	1,574	1,775	3,057	3,410

Operating Profit	1,637	2,099	2,887	3,773
Interest expense	177	176	352	341

Income before income taxes	1,460	1,923	2,535	3,432
Income taxes	394	548	670	978

Net income	1,066	1,375	1,865	2,454
Less: Noncontrolling interest in subsidiaries’ earnings	90	100	167	179

Net income attributable to common shareowners	$976	$1,275	$1,698	$2,275

Net Earnings Per Share of Common Stock
Basic	$1.06	$1.35	$1.85	$2.40
Diluted	$1.05	$1.32	$1.83	$2.34

Average Shares
Basic	919	944	919	948
Diluted	929	966	927	971

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2009 and 2008 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Revenues
Otis	$2,952	$3,404	$5,617	$6,461
Carrier	3,100	4,356	5,587	7,765
UTC Fire & Security	1,330	1,738	2,616	3,336
Pratt & Whitney	3,111	3,569	6,291	7,033
Hamilton Sundstrand	1,402	1,650	2,783	3,111
Sikorsky	1,389	1,307	2,723	2,330

Segment Revenues	13,284	16,024	25,617	30,036
Eliminations and other	(88)	(80)	(172)	(134)

Consolidated Revenues	$13,196	$15,944	$25,445	$29,902

Operating Profit
Otis	$631	$671	$1,137	$1,251
Carrier	260	487	282	735
UTC Fire & Security	55	126	148	241
Pratt & Whitney	467	546	903	1,072
Hamilton Sundstrand	187	280	379	509
Sikorsky	133	111	249	193

Segment Operating Profit	1,733	2,221	3,098	4,001
General Corporate Expenses	(89)	(109)	(167)	(206)
Eliminations and other	(7)	(13)	(44)	(22)

Consolidated Operating Profit	$1,637	$2,099	$2,887	$3,773

Segment Operating Profit Margin
Otis	21.4%	19.7%	20.2%	19.4%
Carrier	8.4%	11.2%	5.0%	9.5%
UTC Fire & Security	4.1%	7.2%	5.7%	7.2%
Pratt & Whitney	15.0%	15.3%	14.4%	15.2%
Hamilton Sundstrand	13.3%	17.0%	13.6%	16.4%
Sikorsky	9.6%	8.5%	9.1%	8.3%

Segment Operating Profit Margin	13.0%	13.9%	12.1%	13.3%

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2009 and 2008 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and six months ended June 30, 2009 and 2008 includes restructuring and related charges as follows:

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Otis	$57	$4	$79	$6
Carrier*	55	46	96	57
UTC Fire & Security	86	27	100	33
Pratt & Whitney	56	17	120	31
Hamilton Sundstrand	37	—	56	1
Sikorsky	7	—	7	—
General Corporate Expenses	2	—	3	—
Eliminations and other	1	—	3	—

Total Restructuring and Related Charges*	$301	$94	$464	$128

*	Approximately $12 million of the total amount of restructuring and related charges incurred in the quarter ended June 30, 2009 resides in other income, net which is reflected within revenues.

Consolidated results for the quarter and six months ended June 30, 2009 include the following non-recurring items.

Q2-2009

Otis: An approximately $52 million non-cash, non-taxable gain realized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest.

Q1-2009

Income Taxes: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

The following page provides segment revenues, operating profit and operating profit margins as adjusted for restructuring and the aforementioned non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amounts and timing of restructuring and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The level of expected restructuring announced in 2009 of $750 million (of which $464 million has been recorded to date), is significantly in excess of that incurred in prior years and reflects the severity of the current global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operation performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Non-recurring items (as reflected on the previous page)

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Adjusted Revenues
Otis	$2,900	$3,404	$5,565	$6,461
Carrier	3,112	4,356	5,599	7,765
UTC Fire & Security	1,330	1,738	2,616	3,336
Pratt & Whitney	3,111	3,569	6,291	7,033
Hamilton Sundstrand	1,402	1,650	2,783	3,111
Sikorsky	1,389	1,307	2,723	2,330

Adjusted Segment Revenues	13,244	16,024	25,577	30,036
Eliminations and other	(88)	(80)	(172)	(134)

Adjusted Consolidated Revenues	$13,156	$15,944	$25,405	$29,902

Adjusted Operating Profit
Otis	$636	$675	$1,164	$1,257
Carrier	315	533	378	792
UTC Fire & Security	141	153	248	274
Pratt & Whitney	523	563	1,023	1,103
Hamilton Sundstrand	224	280	435	510
Sikorsky	140	111	256	193

Adjusted Segment Operating Profit	1,979	2,315	3,504	4,129
General Corporate Expenses	(87)	(109)	(164)	(206)
Eliminations and other	(6)	(13)	(41)	(22)

Adjusted Consolidated Operating Profit	$1,886	$2,193	$3,299	$3,901

Adjusted Segment Operating Profit Margin
Otis	21.9%	19.8%	20.9%	19.5%
Carrier	10.1%	12.2%	6.8%	10.2%
UTC Fire & Security	10.6%	8.8%	9.5%	8.2%
Pratt & Whitney	16.8%	15.8%	16.3%	15.7%
Hamilton Sundstrand	16.0%	17.0%	15.6%	16.4%
Sikorsky	10.1%	8.5%	9.4%	8.3%

Adjusted Segment Operating Profit Margin	14.9%	14.4%	13.7%	13.7%

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	June 30, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$4,016	$4,327
Accounts receivable, net	8,522	9,480
Inventories and contracts in progress, net	8,539	8,340
Other current assets	2,559	2,320

Total Current Assets	23,636	24,467

Fixed assets, net	6,179	6,348
Goodwill, net	15,754	15,363
Intangible assets, net	3,456	3,443
Other assets	7,520	7,216

Total Assets	$56,545	$56,837

Liabilities and Equity
Short-term debt	$2,095	$2,139
Accounts payable	4,599	5,594
Accrued liabilities	11,877	12,069

Total Current Liabilities	18,571	19,802

Long-term debt	8,721	9,337
Other liabilities	10,847	10,772

Total Liabilities	38,139	39,911

Shareowners’ Equity:
Common Stock	11,182	10,979
Treasury Stock	(14,661)	(14,316)
Retained Earnings	26,133	25,159
Accumulated other non-shareowners’ changes in equity	(5,275)	(5,905)

Total Shareowners’ Equity	17,379	15,917
Noncontrolling interest	1,027	1,009

Total Equity	18,406	16,926

Total Liabilities and Equity	$56,545	$56,837

Debt Ratios:
Debt to total capitalization	37%	40%
Net debt to net capitalization	27%	30%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(Millions)	2009	2008	2009	2008
Operating Activities
Net income attributable to common shareowners	$976	$1,275	$1,698	$2,275
Noncontrolling interest in subsidiaries’ earnings	90	100	167	179

Net income	1,066	1,375	1,865	2,454

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	303	326	609	645
Deferred income tax provision (benefit)	9	(95)	23	(133)
Stock compensation cost	44	52	78	110
Changes in working capital	522	(258)	(196)	(739)
Domestic pension contributions	(401)	—	(401)	—
Other, net	(3)	18	47	(31)

Net Cash Provided by Operating Activities	1,540	1,418	2,025	2,306

Investing Activities
Capital expenditures	(173)	(305)	(340)	(542)
Acquisitions and disposal of businesses, net	(31)	(335)	(153)	(461)
Other, net	(102)	(159)	(34)	(228)

Net Cash Used in Investing Activities	(306)	(799)	(527)	(1,231)

Financing Activities
(Decrease) increase in borrowings, net	(31)	718	(628)	1,580
Dividends paid on Common Stock	(340)	(290)	(679)	(583)
Repurchase of Common Stock	(150)	(719)	(350)	(1,520)
Other, net	(55)	(22)	(128)	(89)

Net Cash Used in Financing Activities	(576)	(313)	(1,785)	(612)

Effect of foreign exchange rates	86	(3)	(24)	75

Net increase (decrease) in cash and cash equivalents	744	303	(311)	538

Cash and cash equivalents - beginning of period	3,272	3,139	4,327	2,904

Cash and cash equivalents - end of period	$4,016	$3,442	$4,016	$3,442

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended June 30, (Unaudited)
(Millions)	2009		2008
Net income attributable to common shareowners	$976		$1,275
Noncontrolling interest in subsidiaries’ earnings	90		100

Net income	1,066		1,375

Depreciation and amortization	303		326
Changes in working capital	522		(258)
Other	(351)		(25)

Cash flow from operating activities	1,540		1,418
Cash flow from operating activities as a percentage of net income attributable to common shareowners		158%		111%
Capital expenditures	(173)		(305)

Capital expenditures as a percentage of net income attributable to common shareowners		(18)%		(24)%

Free cash flow	$1,367		$1,113

Free cash flow as a percentage of net income attributable to common shareowners		140%		87%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to the prior year amounts to conform to the current year presentation as required by the implementation of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160) and Emerging Issues Task Force (EITF) Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). We adopted SFAS 160 and EITF 07-1 as of January 1, 2009. Certain provisions of SFAS 160 are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of noncontrolling interest (previously referred to as minority interest) be removed from the mezzanine section of the balance sheet and reclassified as equity; and consolidated net income to be recast to include net income attributable to the noncontrolling interest. EITF 07-1 shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that participants in a collaborative arrangement report costs incurred and revenues generated from these transactions on a gross basis and in the appropriate line item in each company’s financial statement. Under this issue, revenues were increased approximately $194 million and $277 million for the quarters ended June 30, 2009 and 2008 and $414 million and $534 million for the six months ended June 30, 2009 and 2008, respectively, with an offsetting increase to cost of sales to reflect the collaborators’ share of revenues on a gross basis. Additionally, both accounts receivable and accounts payable were increased by $368 million as of December 31, 2008 in order to reflect the amounts owed to our collaborative partners for their share of revenues on a gross basis.
(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.
(3)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Not included within organic growth for 2009 is a non-recurring item of approximately $52 million related to a non-cash, non-taxable gain realized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest.